Exhibit 8.2

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

June 6, 2018

SCANA Corporation

220 Operation Way, Mail Code D-308

Cayce, South Carolina 29033

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to SCANA Corporation, a South Carolina corporation (the “Company”) in connection with the proposed merger of Sedona Corp., a South Carolina corporation (“Merger Sub”) with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and a wholly-owned subsidiary of Dominion Energy, Inc., a Virginia corporation (the “Parent”), pursuant to the Agreement and Plan of Merger, dated as of January 2, 2018 (the “Agreement”) by and among the Company, Parent, and Merger Sub. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the letters of representation provided by Parent and the Company (the “Representation Letters”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Representation Letters (and no transaction or condition described therein and affecting this opinion will be waived by any party) and there is no agreement, arrangement, or understanding among the parties that supplements or is inconsistent with the Agreement, (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement and in the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any such statements made in the Agreement or Representation Letters qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Representation Letters, our opinion as expressed below may be adversely affected.

In rendering our opinion, we have considered applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in each case as in effect of the date hereof. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts as described herein. It should be noted that the Code, the Treasury Regulations, such judicial authorities, such rulings and such other authorities are subject to change at any time and, in some

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Mayer Brown LLP

SCANA Corporation

June 6, 2018

circumstances, with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that any conclusion expressed in our opinion will be accepted by the IRS or, if challenged, by a court.

Subject to the foregoing and to the qualifications and limitations set forth herein it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth herein, we express no opinions, conclusions or views regarding the U.S. federal income tax consequences of the Merger, or the consequences of the Merger under any state, local, or foreign law. Our opinion is expressed as of the date hereof, and we assume no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that hereafter becomes incorrect, incomplete or untrue in any respect.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Mayer Brown LLP (JRB)

Mayer Brown LLP